CODE OF ETHICS

Most Recently Revised: October 2017

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, Advocate considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and Advocate, owe to Clients;

•	Employees and/or Advocate fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	Advocate does not provide its Code of Ethics and any amendments to all Employees; and

•	Advocate does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

Advocate has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Advocate and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Advocate to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Advocate’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Advocate must act in its Clients’ best interests. Neither Advocate, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Advocate’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Advocate or its Employees could have severe negative consequences for Advocate, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the President/CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Advocate’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the President/CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Advocate will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Advocate’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO may use the attached Code of Ethics Acknowledgement Log to track Employees’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Advocate, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Advocate, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Advocate’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Advocate and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Advocate and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for Advocate to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may use the attached Conflicts of Interest Log to document the Company’s assessment of, and response to, such conflicts.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

Advocate’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Advocate requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Advocate or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Advocate or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Advocate’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. Advocate may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Advocate’s pre-clearance procedures.

Employees must use the attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or a designee. The CCO will use the attached Trading Pre-clearance Request Log to track pre-clearance requests.

Advocate’s compliance personnel will maintain a Watch List of Securities that Advocate or its affiliates are actively evaluating for purchase or sale in Client accounts, or about which Advocate or its affiliates might have received Material Nonpublic Information. The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Watch List.

Reporting

Advocate must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or a designee or electronic system within 30 days of the end of each calendar quarter.

Employees may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations. Alternately, Employees may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate trade confirmations and/or account statements. The CCO must receive all such confirmations and statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee or electronic system on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Employees may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser, and may provide employees with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Advocate's Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Advocate’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

Advocate’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Nonpublic Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Advocate will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Advocate’s Code of Ethics should be directed to the CCO.

Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by Advocate’s Compliance Manual, which includes Advocate’s Code of Ethics. I understand that any questions about Advocate’s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

Initial:
Date:

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company other than Advocate, or by a company that provides products or services to Advocate?
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Advocate?
4. Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any client or investor?
5. Do you or any members of your immediate family have any other business or personal relationship with any client or investor?
6. Are you or any members of your immediate family employed by any government?
7. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
8. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Advocate, you or your immediate family members, and any client or investor?
9. Have you complied with Advocate’s requirements regarding the disclosure and approval of outside business activities?
10. Are you aware of any potentially material, non-public information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)
11. Have you improperly transmitted proprietary information between Advocate and any prior employers or other individuals or entities?
12. Have you reported all political contributions that you made in the past two years?

Initial:
Date:

Question	Yes	No

13. In the past 10 years, have you been charged with or convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

• Felony

• Misdemeanor involving investments or an investment-related business, or any fraud, false statements, filings or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

14. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority found you to have:

• Made a false statement or omission, or been dishonest, unfair, or unethical?

• Been involved in a violation of investment-related regulations or statutes?

• Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

15. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority:

• Entered an order or injunction against you in connection with an investment-related activity or the making of false representations?

• Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

16. In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:

• Made a false statement or omission?

• Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

• Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

17. In the past 10 years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?
18. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
19. In the past 10 years, has any domestic or foreign court: • Enjoined or restrained you in connection with any investment or securities-related activity, or in connection with any false SEC filing?

Initial:
Date:

Question	Yes	No

• Found that you were involved in a violation of investment-related statutes or regulations?

• Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

20. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

21. Have you been convicted within ten years of any felony or misdemeanor:

• In connection with the purchase or sale of any security;

• Involving the making of any false filing with the SEC; or

• Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

22. Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within the past five years, that restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

• In connection with the purchase or sale of any security;

• Involving the making of any false filing with the SEC; or

• Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, or paid solicitor of purchasers of securities?

23. Are you subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); a federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

• Bars you from association with an entity regulated by such commission, authority, agency, or officer;

• Bars you from engaging in the business of securities, insurance or banking;

• Bars you from engaging in savings association or credit union activities; or

• Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years?

24. Are you subject to an SEC order that:

• Suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

• Places limitations on your activities, functions or operations; or

• Bars you from being associated with any entity or from participating in the offering of any penny stock?

Initial:
Date:

Question	Yes	No

25. Are you subject to any order of the SEC within the past five years that orders you to cease and desist from committing or causing a violation or future violation of:

• Any scienter-based anti-fraud provision of the federal securities laws; or

• Section 5 of the Securities Act of 1933?

26. Have you been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange, or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?
27. In the past five years have you filed (as a registrant or issuer), or were you named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?
28. In the past five years have you been subject to a U.S. Postal Service false representation order, or are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the U.S. Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

New employees should skip the remaining questions and explain any marks in shaded boxes below the table.
29. During the past 12 months, have you reported all personal securities transactions and reportable accounts in accordance with Advocate’s reporting policies and any policy exceptions granted to you by the Compliance Department?
30. During the past 12 months, have you reported gifts and entertainment in accordance with Advocate’s reporting policies?
31. During the past 12 months, have you traded on or improperly transmitted any material, non-public information?
32. During the past 12 months, have you become aware of any violation of Advocate’s Code of Ethics that you did not disclose to the CCO?
33. To the best of your knowledge, during the past 12 months, has Advocate and its employees (including yourself) complied with the Company’s written policies and procedures?

Initial:
Date:

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I have responded to the questions set forth in this Annual Compliance Questionnaire completely and accurately.

Print Name:	Date:

Signature:

Code of Ethics Acknowledgement Log

Name	Hire Date	Date of Initial Acknowledgement	Dates of Subsequent Acknowledgements
			Date	Date	Date	Date	Date	Date

Conflicts of Interest Log

Actual or Apparent Conflict between:		Conflict Description	Mitigating Disclosures Summary	Mitigating Controls Summary	Date of Inclusion on the Log[1]
Party or Parties	Party or Parties

[1]	Conflicts of interest may have been recognized and appropriately addressed prior to their addition to this Conflicts log.

Trade Pre-clearance Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

For Options, Indicate the Expiration Date:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy. Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1. I have no Material Nonpublic Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2. The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

3. I am not contractually or legally prohibited from executing this transaction (e.g. I am not a restricted person under FINRA Rule 5130 or 5131)

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision:

Trading Pre-clearance Request Log

Employee Name	Requested Transaction	Approval Granted? (Y or N)	Date	Comments (Including Applicable Conflicts of Interest and any Mitigating Factors)

Quarterly Reporting Form: Transactions

For the Quarter Ended:

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker- Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

Quarterly Reporting Form: New Accounts

For the Quarter Ended:

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate trade confirmations and monthly account statements for the above named account to:

Advocate Capital Management
Attn: Chief Compliance Officer
499 Park Avenue, 10th Floor
New York, NY 10022

If you have any questions or concerns, please call me at (212) 705-8517. Thank you for your immediate attention to this matter.

Sincerely,

Richard Shea

Chief Compliance Officer

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Advocate, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Advocate, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

PST Disclosure Log

For each column heading, indicate the type of disclosure and the due date.

QT = Quarterly Transaction	QNA = Quarterly New Accounts	AH = Annual Holdings	AA = Annual Accounts

For each Employee, indicate the date each report was submitted. Upon review, mark reports that may reflect improper behavior with an ‘X.’ Reports that have been reviewed and that did not raise compliance issues should be marked ‘ok.’

Note to the CCO: The first example row reflects John Smith’s Fidelity Account, which he has had since he was hired in April 2006. The initial and annual reports have been reviewed by compliance, but the quarterly reports submitted in April have not. The second row reflects his E-Trade account without any reportable Securities. A cell in the third row is starred, indicating improper behavior (in this case, Ms. Doe was late in submitting her quarterly transaction report). Once you are familiar with the table’s formatting, you can delete this italicized text and the example entries.

Employee and Account Number	Initial Reports		Ongoing Reports
	Accounts	Holdings	Example: AH 12/31/07	Example: AA 12/31/07	Example: QT 3/31/08	Example: QNA 3/31/08
John Smith Fidelity Acct. ABC123	4/15/06 ok	4/15/06 ok	1/18/08 ok	1/20/08 ok	4/14/08	4/13/08
John Smith E-Trade Acct. 222BCB	5/12/05 ok	NA	NA	1/20/08 ok	NA	NA
Jane Doe Schwab Acct. 12345	11/1/07 ok	11/1/07 ok	2/3/08 ok	2/3/08 ok	5/3/08 X	4/28/08 ok

Exempt Accounts Certification

Dear Chief Compliance Officer,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of Advocate Capital Management, LLC (“Advocate”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to Advocate. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•	I have no direct or indirect influence or control over the Accounts;
•	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
•	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Advocate’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period Month YEAR to Month YEAR;
•	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date:

Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Submitted by:

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

Describe any necessary follow up: